UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      September 14, 2006
THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code      440-461-5000

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On September 14, 2006, Progressive Casualty Insurance Company (“PCIC”), a subsidiary of The Progressive Corporation (the “Company”), entered into a sublease agreement (the “Sublease”) with Acme Operating Corporation (“Acme”), a company owned by Peter B. Lewis, Chairman of the Board, for space at an airplane hangar (the “Hangar”) that has been leased by PCIC. The Hangar was leased by PCIC to house its aircraft and related flight operations, in order to enhance aircraft security, improve operational controls and reduce certain operating expenses. The Sublease with Acme has further enabled PCIC to defray the costs of the Hangar, making the Hangar a cost-effective alternative to leasing commercial hangar space. The Sublease was unanimously approved by the disinterested members of the Company’s Board of Directors prior to its execution.
Pursuant to the Sublease, Acme will sublease from PCIC approximately 1,000 square feet of office and 13,750 feet of hangar/shop space, representing approximately one-half of the office space and two-thirds of the hangar/shop areas in the Hangar. The term of the Sublease is five (5) years, although Acme also has the option to extend the term for two (2) additional five (5) year periods, provided that PCIC first extends the underlying prime lease. Rent under the Sublease for the initial five (5) year term will be: (i) $43,234.00 per year, which is approximately sixty-three percent (63%) of the total annual fixed rent to be paid by PCIC under the prime lease; plus (ii) fifty percent (50%) of certain operating and maintenance expenses, real estate taxes and insurance premiums. Rent for the two (2) available option periods, if applicable, will be determined as specified in the Sublease. In addition, Acme will reimburse PCIC for fifty percent (50%) of the costs incurred in constructing initial tenant improvements at the Hangar, which costs are currently estimated to be approximately $500,000 in the aggregate. A copy of the Sublease is attached as an Exhibit to this Report.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
See exhibit index on page 4.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 20, 2006

THE PROGRESSIVE CORPORATION
By:	/s/ Jeffrey W. Basch

Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under	Form 8-K
Reg. S-K Item 601	Exhibit No.		Description
10	10	(A)	Sublease Agreement between Progressive Casualty Insurance Company and Acme Operating Corporation